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                                                                    EXHIBIT 99.5

                        M-STREAM INC. - OPTION AGREEMENT

This Option Agreement, dated ________________, evidences the grant of an option pursuant to the provisions of the M-Stream, Inc. 2002 Share Incentive Plan (the "Plan") and the Israeli Appendix thereof ("the Israeli Appendix"), copies of which are available at the Company's office, to the individual whose name appears below (the "Participant"), covering the specific number of shares of Ordinary Shares of the Company ("Shares") set forth below, pursuant to the provisions of the Plan and the Israeli Appendix and on the following terms and conditions:

Capitalized terms not defined herein shall have the same meanings ascribed to such terms in the Plan and in the Israeli Appendix.

1.    Name of Participant: ______________

2.    Number of Shares subject to this option: ______________ Shares

3.    Exercise price per Share subject to this option: $ _________________

4.    Date of grant (the "Grant Date") of this option: _______________

5.    Type of option: ______________

6. Vesting: ______________________________, provided that the Participant has been continuously an Employee of or providing services to the Company and/or its Affiliates commencing the Date of Grant through the applicable Vesting Date.

7. The last day on which the vested portion of this option can be exercised is the earliest of a. ___________________ [Date] b. the date on which the Participant's employment or provision of services terminates for "cause" (as defined in the Plan); c. 90 days following the date that the Participant's employment terminates other than for "cause" (as defined in the Plan), death or "permanent disability" (as defined in the Plan); d. or 1 year following the Participant's death or "permanent disability" (as defined in the Plan) e. Any other circumstances as prescribed by the Plan.

8. In the event of Change of Control the provisions of the Plan will apply provided, however, that if the Acquiring Corporation is Broadcom Corporation, unless the Board of Directors determined otherwise, then, all of the outstanding Options which have been granted under the Plan and which are not exercisable as of the effective date of the Change of Control shall automatically accelerate and become exercisable immediately prior to the effective date of the Change of Control, and all restrictions and conditions on any Restricted Shares shall lapse upon the effective date of the Change of Control. The Participant acknowledges that in the event of a Change of Control, he may be obliged to sell, assign or exchange, as the case may be, the Shares such Participant purchased under the Plan and any Options or portion to the extent then vested and exercisable, all in accordance with any instructions then to be issued by the Board of Directors and the provisions of the incorporation documents of the Company. The Participant hereby agrees and undertakes that in the event of Change of Control he will take any and all required actions and sign all documents as requested, in order to facilitate the consummation of the Change of Control, including without limitation, voting all shares of the Company then held by the undersigned in favor of such Change of Control and signing a proxy selling to the Acquiring Corporation all of the Company's securities then held by the Participant, if so requested.

9. The Company may require, as a condition to the exercise of the Option (or at any time as the Company may choose) that the Participant signs an irrevocable proxy appointing such person as the Board of directors directs, and until such time as the Board shall prescribe, to exercise all voting rights with respect to any Shares acquired upon the exercise of the Options, and the Participant agrees to sign any such proxy or other relevant documents as required by the Company. In order for the Company to issue Shares upon the exercise of any of the Options, the Participant hereby agrees to sign any and all documents required by any applicable law and/or by the Company's incorporated documents.

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10.   The transfer of Options and the transfer of Shares to be issued upon exercise of the Options shall be subject to the limitations set forth in the Plan and/or the Israeli Appendix and in the Company's incorporation documents or any shareholders' agreement to which the holders of ordinary shares of the Company are bound and in accordance with any securities laws.

11.   With respect to any Approved 102 Option, subject to the provisions of
      Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Participant shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

12. With respect to Unapproved 102 Option, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

13. The Participant acknowledges that in the event Company's shares shall be registered for trading in any public market, the Participant's right to sell Shares may be subject to limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations. The Participant acknowledges that in order to enforce the above restriction, the Company may impose stop-transfer instructions with respect to the exercised Shares. The Participant shall not dispose of any Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations. The Participant agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate.

14. Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

15. The Participant will not be entitled to receive from the Company and/or the Trustee any Shares allocated or issued upon the exercise of Options prior to the full payments of the Participant's tax liabilities arising from Options which were granted to him and/or Shares issued upon the exercise of Options. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any share certificate to the Participant until all payments required to be made by the Participant have been fully satisfied. The receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. THE PARTICIPANT IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

16. With respect to Approved 102 Options, the Participant hereby acknowledges that he is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Option granted hereunder and the tax

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      implications applicable to such grant. The Participant accepts the provisions of the trust agreement signed between the Company and the Trustee, attached as Exhibit A hereto, and agrees to be bound by its terms.

17. Subject to the provisions of the Plan and the Israeli Appendix, to which this Option Agreement is subject, this Option Agreement, together with the exhibit hereto, constitute the entire agreement between the Participant and the Company with respect to Options granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Participant and the Company with respect to the subject matter hereof.

18. The Participant shall regard the information in this Option Agreement, the Plan and the Israeli Appendix as confidential information

19. The failure of any party to enforce at any time any provisions of this Option Agreement or the Plan or the Israeli Appendix shall in no way be construed to be a waiver of such provision or of any other provision hereof.

20. The Participant hereby acknowledges and agrees that all of the terms and conditions of the Plan and the Israeli Appendix are incorporated herein by reference and this option is subject to such terms and conditions in all respects. Any interpretation of this Option Agreement will be made in accordance with the Plan and/or the Israeli Appendix, but in the event there is any contradiction between the provisions of this Option Agreement and the Plan and/or the Israeli Appendix, the provisions of the Option Agreement will prevail.

21. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Participant and/or to the Company at the addresses shown below, or at such other place as the Company may designate by written notice to the Participant.

      Accepted and Agreed:                        M-Stream, Inc.

      ______________________________              By:___________________________
      Signature of Participant
                                                  Title:________________________

      Address:______________________              Address:______________________

Attachments:   Exhibit A: Trust Agreement

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